             As filed with the Securities and Exchange Commission on
                     January 15, 1999. Subject to amendment.


                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 NOVACARE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          13-3247827
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)



                             1016 West Ninth Avenue
                       King of Prussia, Pennsylvania 19406
                    (Address of principal executive offices)


                                 NOVACARE, INC.
                             1998 STOCK OPTION PLAN
                            (Full title of the plan)


                                TIMOTHY E. FOSTER
                             Chief Executive Officer
                                 NovaCare, Inc.
                             1016 West Ninth Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 992-7200
                      (Name, address and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                            RICHARD S. BINSTEIN, ESQ.
                                 NovaCare, Inc.
                             1016 West Ninth Avenue
                       King of Prussia, Pennsylvania 19406


       Approximate date of commencement of proposed sale to the public:
                       As soon as practicable after the
                  Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE


===============================================================================

                                   Proposed        Proposed
   Title of                         maximum         maximum          Amount of
 securities to   Amount to be   offering price      aggregate       registration
 be registered    registered       per share*    offering price*        fee**
 -------------   ------------   --------------   ---------------    ------------
Common Stock      2,800,000         $2.8125        $7,875,000        $2,189.25
($.01 par
  value)

===============================================================================

* Estimated solely for purposes of calculating the registration fee on the basis of the closing price of the Common Stock on January 13, 1999, as reported on the New York Stock Exchange.

**   Computed in accordance with Rule 457(h)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

            The Company hereby states that (i) the documents listed in (a) through (d) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

            (c) The Company Current Report on Form 8-K dated July 9, 1998.

            (d) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed November 12, 1986.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            The legality of the securities registered hereunder has been passed upon by Richard S. Binstein, Esq., Acting General Counsel to the Company. As of January 14, 1999, Mr. Binstein owns 500 shares of the Company's Common Stock and options to purchase 49,500 shares of the Company's Common Stock.

Item 6.     Indemnification of Directors and Officers.

            Under the provisions of Article SIXTH of the Certificate of Incorporation of the Company, the Company is required to indemnify a director or officer of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

            Under the provisions of Article TWELFTH of the Certificate of Incorporation of the Company, a director of the Company shall not have personal liability to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except as otherwise provided by the laws of the State of Delaware.

            Under the provisions of Article IV, Section 13 of the By-Laws of the Company, directors are entitled to advancement of expenses incurred in defending any actions against which they have a right of indemnification from the Company provided that, if the laws of Delaware require, advancement of expenses may be conditioned on an undertaking to repay if a final judicial decision is made that the director is not entitled to indemnification.

            The Company maintains indemnity insurance for its officers and directors, insuring them against (i) expenses incurred by them in any proceeding and (ii) any liabilities asserted against them in their capacities as officers and/or directors of the Company.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

            The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

Item 9.     Undertakings.

            The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

            The Registrant and each person whose signature appears below hereby appoints John H. Foster, Timothy E. Foster and James W. McLane as attorneys-in-fact with full power of substitution, severally, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania on the 14th day of January, 1999.

                                    NOVACARE, INC.


                                    By:  /s/ Timothy E. Foster
                                         -------------------------------------
                                         Timothy E. Foster
                                         Chief Executive Officer and
                                         Director



            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                      Title                    Date
           ---------                      -----                    ----

/s/ John H. Foster                    Chairman of the Board     January 14, 1999
------------------------------
John H. Foster

/s/Timothy E. Foster                  Chief Executive Officer   January 14, 1999
------------------------------           and Director
Timothy E. Foster

/s/ James W. McLane                   President, Chief          January 14, 1999
------------------------------          Operating Officer and
James W. McLane                         Director

/s/ Robert E. Healy, Jr.              Sr. Vice President,       January 14, 1999
------------------------------          Finance and
Robert E. Healy, Jr.                    Administration and
                                        Chief Financial Officer

/s/ Barry E. Smith                    Vice President,           January 14, 1999
------------------------------          Controller and Chief
Barry E. Smith                          Accounting Officer

/s/ Peter O. Crisp                    Director                  January 14, 1999
------------------------------
Peter O. Crisp

/s/ E. Martin Gibson                  Director                  January 14, 1999
------------------------------
E. Martin Gibson

/s/ Siri S. Marshall                  Director                  January 14, 1999
------------------------------
Siri S. Marshall

/s/ Stephen E. O'Neil                 Director                  January 14, 1999
------------------------------
Stephen E. O'Neil

/s/ George W. Siguler                 Director                  January 14, 1999
------------------------------
George W. Siguler

/s/ Daniel C. Tosteson                Director                  January 14, 1999
------------------------------
Daniel C. Tosteson

                       CONSENT OF INDEPENDENT ACCOUNTANTS




            We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 1998, appearing on page 55 of NovaCare, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1998.


PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA
January 11, 1999

                               CONSENT OF COUNSEL



            The consent of Richard S. Binstein, Esq., is contained in his opinion filed as Exhibit 5 to this Registration Statement.

                                INDEX TO EXHIBITS



Number       Description of Exhibit                            Page
------       ----------------------                            ----
   4         -     NovaCare, Inc. 1998 Stock Option Plan        11
   5         -     Opinion of Richard S. Binstein, Esq.         21
 23(i)       -     Consent of PricewaterhouseCoopers LLP,       --
                   (see "Consent of Independent
                   Accountants" in the Registration
                   Statement)
 23(ii)      -     Consent of Richard S. Binstein, Esq.         --
                   (contained in Exhibit 5)
 24          -     Power of Attorney (see "Power of             --
                   Attorney" in the Registration
                   Statement)